May 27, 2014

Autovative Technologies, Inc.

1010 Industrial Road #70

Boulder City, NV 89005

To Whom It May Concern:

The Firm Kyle L. Tingle, CPA, LLC consents to the inclusion of his report of March 29, 2014 accompanying the audited financial statements of Autovative Technologies, Inc. as of December 31, 2012 And 2011, in the Form S-1, Amendment no. 2. with the Securities and Exchange Commission for Autovative Technologies, Inc. containing said report.

Very Truly Yours,

Kyle L. Tingle, CPA, LLC